Exhibit 23.3.

Consent of Independent Petroleum Engineers and Geologists

As independent petroleum engineers, we hereby consent to the inclusion of the information included in this Form 10-K with respect to the oil and gas reserves of Questar Exploration and Production Company as of years ended December 31, 2004, 2005, 2006, and 2007.  We hereby further consent to all references to our firm included in this Form 10-K and to the incorporation by reference in the Registration Statements on Forms S-8, Nos. 33-04436, 33-15149, 22-40800, 33-40801, 33-48168, 33-48169, 333-04913, 333-04951, 333-67658, and 333-89486.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:  /s/G. Lance Binder, P.E.

G. Lance Binder, P.E., P.E.

Executive Vice President

Dallas, Texas

February 22, 2008